AGREEMENT AND PLAN OF MERGER

Dated as of August 18, 2010

among

NEWALLIANCE BANCSHARES, INC.,

FIRST NIAGARA FINANCIAL GROUP, INC.

and

FNFG MERGER SUB, INC.

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS; INTERPRETATION
1.01	DEFINITIONS	1
1.02	INTERPRETATION	11

ARTICLE II

THE MERGER

2.01	THE MERGER	12
2.02	CLOSING	12
2.03	EFFECTIVE TIME	12
2.04	EFFECTS OF THE MERGER	12
2.05	CHARTER AND BYLAWS	13
2.06	BANK MERGER	13
ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01	CONVERSION OR CANCELLATION OF SHARES	13
3.02	ELECTION PROCEDURES.	15
3.03	EXCHANGE PROCEDURES.	18
3.04	EQUITY COMPENSATION	20
ARTICLE IV

CONDUCT OF BUSINESS PENDING MERGER

4.01	FORBEARANCES OF NAL	21
4.02	FORBEARANCES OF FNFG	24
ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01	DISCLOSURE SCHEDULES	25
5.02	STANDARD	26
5.03	REPRESENTATIONS AND WARRANTIES OF NAL	26
5.04	REPRESENTATIONS AND WARRANTIES OF FNFG	43
ARTICLE VI

COVENANTS

6.01	REASONABLE BEST EFFORTS	54
6.02	STOCKHOLDER APPROVALS	55
6.03	SEC FILINGS	56
6.04	PRESS RELEASES AND OTHER COMMUNICATIONS	57
6.05	ACCESS; INFORMATION	58
6.06	ACQUISITION PROPOSALS	58

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6.07	[RESERVED].	59
6.08	TAKEOVER LAWS AND PROVISIONS	59
6.09	EXCHANGE LISTING AND DE-LISTING	59
6.10	REGULATORY APPLICATIONS	60
6.11	INDEMNIFICATION	60
6.12	BENEFIT PLANS	61
6.13	NOTIFICATION OF CERTAIN MATTERS	63
6.14	FINANCIAL STATEMENTS AND OTHER CURRENT INFORMATION	63
6.15	SECTION 16 MATTERS	64
6.16	FNFG BOARD; REGIONAL MATTERS	64
6.17	CHARITABLE DONATION	64
ARTICLE VII

CONDITIONS TO THE MERGER

7.01	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER	64
7.02	CONDITIONS TO NAL’S OBLIGATION	65
7.03	CONDITIONS TO FNFG’S AND MERGER SUB’S OBLIGATION	66
ARTICLE VIII

TERMINATION

8.01	TERMINATION	66
8.02	EFFECT OF TERMINATION AND ABANDONMENT	69
8.03	TERMINATION FEE.	69
ARTICLE IX

MISCELLANEOUS

9.01	SURVIVAL	70
9.02	WAIVER; AMENDMENT	70
9.03	ASSIGNMENT	70
9.04	COUNTERPARTS	70
9.05	GOVERNING LAW; WAIVER OF JURY TRIAL	71
9.06	SUBMISSION TO JURISDICTION; WAIVERS	71
9.07	EXPENSES	71
9.08	NOTICES	71
9.09	ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES	72
9.10	SEVERABILITY	72
9.11	ALTERNATIVE STRUCTURE	72

ANNEXES
Annex 1	Surviving Entity Certificate of Incorporation

SCHEDULES
NAL Disclosure Schedule
FNFG Disclosure Schedule

  -ii-

 AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2010 (this “Agreement”), among NEWALLIANCE BANCSHARES, INC., a Delaware corporation (“NAL”), FIRST NIAGARA FINANCIAL GROUP, INC., a Delaware corporation (“FNFG”), and FNFG MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of FNFG (“Merger Sub”).  The addresses of each party hereto are set forth in Section 9.08.

Recitals

A.  The Proposed Transaction; Structure.  Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination through the merger of Merger Sub with and into NAL (the “Merger”), with NAL the surviving entity (the “Surviving Entity”).  In addition, it is the intention of the parties that, at a time to be determined following the Merger, NewAlliance Bank, a Connecticut-chartered savings bank and a wholly owned Subsidiary of NAL (“NewAlliance Bank”), will merge (the “Bank Merger”) with and into First Niagara Bank, a national bank and a wholly owned Subsidiary of FNFG (“First Niagara Bank”), with First Niagara Bank being the surviving bank (“Surviving Bank”).

B.  Board Determinations.  The respective boards of directors of NAL, FNFG and Merger Sub have each determined that the Merger, the Bank Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective companies and stockholders and, therefore, have approved the Merger, the Bank Merger and this Agreement and, in the case of NAL, have approved and declared advisable the Merger, the Bank Merger and this Agreement.

C.  Intended Tax Treatment.  The parties intend the Merger and the Bank Merger to be treated as a reorganization under Section 368(a) of the Code (as defined below) and the Treasury Regulations (as defined below) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

Now, Therefore, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, FNFG, NAL and Merger Sub agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01           Definitions.  This Agreement uses the following definitions:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in NAL or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination involving NAL or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, NAL or any of its Significant Subsidiaries.

“Acquisition Transaction” has the meaning assigned in Section 8.01(f).

“Adverse Recommendation” has the meaning assigned in Section 6.02(a).

“Advisory Client” means each party to an Advisory Contract other than the Advisory Entity.

“Advisory Contract” means each contract for services provided by the Advisory Entity.

“Advisory Entity” has the meaning assigned in Section 5.03(v).

“affiliate” means, for any person, any other person that directly or indirectly controls, is controlled by or is under common control with such first person.

“Aggregate Cash Amount” means, subject to Section 3.01(d) and Section 8.01(f), an amount of cash equal to:  (1) $210,070,888, less (2) such amount of cash as shall equal $14.28 multiplied by the product of 14% and the number of unallocated shares of NAL Common Stock held as collateral pursuant to the ESOP that are converted into treasury shares of NAL and cancelled prior to the Effective Time pursuant to Sections 3.01(c) and 6.10(c) hereof, plus (3) such additional amount of cash as shall equal $14.28 multiplied by the product of 14% and the number of shares of NAL Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of NAL Stock Options or payment of NAL Awards outstanding as of the date hereof.

“Aggregate FNFG Share Amount” means, subject to Section 3.01(d) and Section 8.01(f), a number of shares of FNFG Common Stock equal to:  (1) 99,403,291 shares of FNFG Common Stock, less (2) such number of shares of FNFG Common Stock as shall equal 1.10 multiplied by the product of 86% and the number of unallocated shares of NAL Common Stock held as collateral pursuant to the ESOP that are converted into treasury shares of NAL and cancelled prior to the Effective Time pursuant to Sections 3.01(c) and 6.10(c) hereof, plus (3) such additional number of shares of FNFG Common Stock as shall equal 1.10 multiplied by the product of 86% and the number of shares of NAL Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of NAL Stock Options or payment of NAL Awards outstanding as of the date hereof.

“Agreement” has the meaning assigned in the Preamble.

“Bank Merger” has the meaning assigned in the Recitals.

“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(c)).

“Benefit Arrangement” means, with respect to NAL, each “employee benefit plan” (within the meaning of section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement benefits, paid time-off benefits and all other employee benefit or compensation plans, agreements, programs, policies or other arrangements, and any amendments thereto, whether or not subject to ERISA, (a) under which any Employee or any of its current or former directors has any present or future right to benefits, (b) sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability to any Employee or any of its current or former directors.

“BHC Act” means the Bank Holding Company Act of 1956 (12 U.S.C. § 1841).

“Cash Consideration” has the meaning assigned in Section 3.01(a)(1).

“Cash Election” has the meaning assigned in Section 3.01(a)(1).

“Cash Election Shares” has the meaning assigned in Section 3.01(a)(1).

“Certificate of Merger” has the meaning assigned in Section 2.03.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Closing Price” means the average of the daily closing per share sale prices of FNFG Common Stock, as reported in The Wall Street Journal (or, if not reported therein, in another authoritative source mutually agreed to by FNFG and NAL), for the ten consecutive NASDAQ trading days immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” means the letter agreement, dated as of June 28, 2010, between NAL and FNFG.

“Covered Employees” has the meaning assigned in Section 6.12(a).

“Derivative Contract” has the meaning assigned in Section 5.03(y).

“Determination Date” has the meaning assigned in Section 8.01(f).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shares” has the meaning assigned in Section 3.01(b).

“Dissenting Stockholder” has the meaning assigned in Section 3.01(b).

“Effective Time” has the meaning assigned in Section 2.03.

“Election Deadline” has the meaning assigned in Section 3.02(c).

“Election Form” has the meaning assigned in Section 3.02(b).

“Election Form Record Date” has the meaning assigned in Section 3.02(b).

“Employees” means NAL’s current and former employees and those of its Subsidiaries.

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (1) the protection or restoration of the environment, health, safety or natural resources; (2) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance or (3) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.03(l)(3).

“ERISA Plan” has the meaning assigned in Section 5.03(l)(2).

“ESOP” has the meaning assigned in Section 6.12(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning assigned in Section 3.03(a).

“Exchange Ratio” means 1.10, subject to adjustment under Section 3.01(d) and Section 8.01(f).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Price” has the meaning assigned in Section 8.01(f).

“Final Index Price” has the meaning assigned in Section 8.01(f).

“First Niagara Bank” has the meaning assigned in the Recitals.

“FNFG” has the meaning assigned in the Preamble.

“FNFG Benefit Arrangement” means, with respect to FNFG, each “employee benefit plan” (within the meaning of section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time-off benefits and all other employee benefit or compensation plans, agreements, programs, policies or other arrangements, and any amendments thereto, whether or not subject to ERISA, (a) under which any FNFG Employee or any of its current or former directors has any present or future right to benefits, (b) sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability to any FNFG Employee or any of its current or former directors.

“FNFG Board” means the Board of Directors of FNFG.

“FNFG Common Stock” means the common stock, par value $0.01 per share, of FNFG.

“FNFG Employees” means FNFG’s current and former employees and those of its Subsidiaries.

“FNFG Market Value” has the meaning assigned in Section 8.01(f).

“FNFG Meeting” has the meaning assigned in Section 6.02(b).

“FNFG Preferred Stock” means the preferred stock, par value $0.01 per share, of FNFG.

“FNFG Recommendation” has the meaning assigned in Section 5.04(e)(2).

“FNFG Reports” has the meaning assigned in Section 5.04(o).

“FNFG Requisite Vote” has the meaning assigned in Section 5.04(e)(1).

“FNFG SEC Filings” has the meaning assigned in Section 5.04(g)(1).

“FNFG Stock” means, collectively, the FNFG Common Stock and the FNFG Preferred Stock.

“FNFG Stock Issuance” has the meaning assigned in Section 5.04(e)(2).

“FNFG Stock Option” has the meaning assigned in Section 3.04(a).

“FNFG Stock Plans” means the 1999 Stock Option Plan, the 1999 Recognition and Retention Plan, the 2002 Long-Term Incentive Stock Benefit Plan, Harleysville National Corporation 1993 Stock Incentive Plan, Harleysville National Corporation 1998 Independent Directors Stock Option Plan (as Amended), Harleysville National Corporation 1998 Stock Incentive Plan, Harleysville National Corporation 2004 Omnibus Stock Incentive Plan (as Amended and Restated), East Penn Financial Corporation 1999 Independent Directors Stock Option Plan, East Penn Financial Corporation 1999 Stock Incentive Plan, Chester Valley Bancorp, Inc. 1997 Stock Option Plan (as Amended), Willow Financial Bancorp, Inc. Amended and Restated 1999 Stock Option Plan, and Willow Financial Bancorp, Inc. Amended and Restated 2002 Stock Option Plan.

“Form ADV” has the meaning assigned in Section 5.03(v).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the charter, articles or certificate of incorporation and bylaws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Governmental Authority” means any court, regulatory or administrative agency, authority or commission or other governmental authority or instrumentality, domestic or foreign, or any self-regulatory authority.

“Hazardous Substance” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, friable asbestos-containing material, lead-containing paint, polychlorinated biphenyls, microbial matter which emits mycotoxins that are harmful to human health, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Substance” shall not mean Hazardous Substances that are naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” has the meaning assigned in Section 6.11(a).

“Index” has the meaning assigned in Section 8.01(f).

“Index Ratio” has the meaning assigned in Section 8.01(f).

“Initial Index Price” has the meaning assigned in Section 8.01(f).

“Initial FNFG Market Value” has the meaning assigned in Section 8.01(f).

“Intellectual Property” means all (1) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (3) Trade Secrets; (4) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) all other intellectual property or proprietary rights.

“IRS” has the meaning assigned in Section 5.03(l)(2).

“IT Assets” means NAL’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Joint Proxy/Prospectus” has the meaning assigned in Section 6.03(a).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, in each case required to be reflected in the financial statements of NAL or its Subsidiaries pursuant to applicable regulatory or accounting principles.

“Mailing Date” has the meaning assigned in Section 3.02(b).

“Material Adverse Effect” means, with respect to FNFG or NAL, any effect that:

(1)            has a material adverse effect on the financial condition, results of operations, assets or business of FNFG and its Subsidiaries, taken as a whole, or NAL and its Subsidiaries, taken as a whole, as the case may be, excluding (with respect to each of clause (A) or (C), to the extent that the effect of a change on it is not substantially disproportionate to the effect on comparable U.S. banking organizations) the impact of (A) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to U.S. banking organizations generally, (C) changes generally affecting the banking industries, including changes in economic or market conditions or changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the U.S. or foreign securities markets, (D) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or due to natural disasters, (E) the announcement or consummation of the transactions contemplated by this Agreement, or (F) the effects of the actions or omissions expressly required by this Agreement or that are taken with the prior written consent of NAL or FNFG, as the case may be, in connection with the transactions contemplated hereby; or

(2)            would materially impair the ability of FNFG or NAL, as the case may be, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Material Contract” has the meaning assigned in Section 5.03(k)(1).

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 3.01(a).

“Merger Sub” has the meaning assigned in the Preamble.

“Merger Sub Stock” has the meaning assigned in Section 5.04(b)(2).

“Mixed Election” has the meaning assigned in Section 3.02(b).

“Mixed Election Shares” has the meaning assigned in Section 3.02(b).

“Multiemployer Plan” has the meaning assigned in Section 5.03(l)(2).

“NAL” has the meaning assigned in the Preamble.

“NAL Awards” has the meaning assigned in Section 3.04(b).

“NAL Board” means the Board of Directors of NAL.

“NAL Common Stock” means the common stock, par value $0.01 per share, of NAL.

“NAL Intellectual Property” has the meaning assigned in Section 5.03(s).

“NAL Meeting” has the meaning assigned in Section 6.02(a).

“NAL Plan” has the meaning assigned in Section 6.12(d).

“NAL Preferred Stock” means the preferred stock, par value $0.01 per share, of NAL.

“NAL Recommendation” has the meaning assigned in Section 5.03(e)(2).

“NAL Reports” has the meaning assigned in Section 5.03(r).

“NAL Requisite Vote” has the meaning assigned in Section 5.03(e)(1).

“NAL SEC Filings” has the meaning assigned in Section 5.03(g)(1).

“NAL Stock” means, collectively, the NAL Common Stock and the NAL Preferred Stock.

“NAL Stock Option” has the meaning assigned in Section 3.04(a).

“NAL Stock Plans” means NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan.

“NAL’s Current Premium” has the meaning assigned in Section 6.11(b).

“NASDAQ” means the NASDAQ Global Select Market.

“New Certificates” has the meaning assigned in Section 3.03(a).

“NewAlliance Bank” has the meaning assigned in the Recitals.

“Non-Election Shares” has the meaning assigned in Section 3.01(a)(3).

“NYSE” means New York Stock Exchange, Inc.

“Old Certificate” has the meaning assigned in Section 3.01(c).

“party” means FNFG, NAL or Merger Sub.

“Pension Plan” has the meaning assigned in Section 5.03(l)(2).

“Performance Awards” has the meaning assigned in Section 3.04(c).

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means, with respect to any specific section or subsection of this Agreement, the information set forth by a party in (i) the corresponding section or subsection of its Disclosure Schedule and (ii) any other section or subsection of its Disclosure Schedule to the extent it is reasonably clear from the context that the disclosure in such other section or subsection of its Disclosure Schedule is applicable to such specific section or subsection of this Agreement.

“Pro Rata Portion” has the meaning assigned in Section 3.04(c).

“Registration Statement” has the meaning assigned in Section 6.03(a).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.10(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Severance Plan” has the meaning assigned in Section 6.12(g).

“Share Adjustment Amount” has the meaning assigned in Section 3.02(g).

“Shortfall Number” has the meaning assigned in Section 3.02(f).

“Stock Consideration” has the meaning assigned in Section 3.01(a)(2).

“Stock Conversion Number” has the meaning assigned in Section 3.02(d).

“Stock Election” has the meaning assigned in Section 3.01(a)(2).

“Stock Election Number” has the meaning assigned in Section 3.02(e).

“Stock Election Shares” has the meaning assigned in Section 3.01(a)(2).

“Stockholder Representative” has the meaning assigned in Section 3.02(b).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.  Each of the following Subsidiaries of NAL will be deemed a Significant Subsidiary for purposes of this Agreement:  NewAlliance Bank,  NewAlliance Investments, Inc. and NewAlliance Servicing Company.

“Superior Proposal” means a bona fide written Acquisition Proposal that the NAL Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “25% or more” in the definition of Acquisition Proposal will be deemed to be references to “50% or more.”

“Surviving Bank” has the meaning assigned in the Recitals.

“Surviving Entity” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 5.03(o).

“Takeover Provisions” has the meaning assigned in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts (including interest in respect of such penalties, additions to tax or additional amounts) imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed or delivered with respect to any Tax.

“Termination Fee” has the meaning assigned in Section 8.03(a).

“Trade Secrets” means all trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

1.02           Interpretation.

(a)           In this Agreement, except as context may otherwise require, references:

(1)           to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)           to this Agreement are to this Agreement, as amended, modified or supplemented in accordance with this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3)           to the “transactions contemplated by this Agreement” (or similar phrases) includes the transactions provided for in this Agreement, including the Merger and the Bank Merger;

(4)           to any statute or regulation are to such statute or regulation as amended, modified, supplemented or replaced from time to time; and to any section of any statute or regulation are to any successor to such section;

(5)           to any statute includes any regulation or rule promulgated thereunder;

(6)           to any Governmental Authority include any successor to that Governmental Authority; and

(7)           to the date of this Agreement or the date hereof are to August 18, 2010.

(b)           The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)           The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d)           The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)           This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors.  The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

(f)           No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (whether statutory or common law), rule or regulation.

(g)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

(h)           If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning.

ARTICLE II

THE MERGER

2.01           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into NAL at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub will terminate.  NAL will be the Surviving Entity and will continue its corporate existence under the laws of the State of Delaware.

2.02           Closing.  The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) or on such other date, time or place as FNFG and NAL otherwise agree (the “Closing Date”).

2.03           Effective Time.  Promptly following the Closing, Merger Sub and NAL will duly execute, acknowledge and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.04           Effects of the Merger.

(a)           The Merger will have the effects as are prescribed by this Agreement and applicable law, including the DGCL.

(b)           The parties will take all actions necessary so that the directors of the Surviving Entity at the Effective Time will consist of the directors of Merger Sub immediately before the Effective Time.

2.05           Charter and Bylaws.

(a)           At the Effective Time, the certificate of incorporation of the Surviving Entity will be amended in its entirety to read as set forth in Annex 1.

(b)           The parties will take all actions necessary so that the bylaws of Merger Sub, as in effect immediately before the Effective Time, will be the bylaws of the Surviving Entity as of the Effective Time.

2.06           Bank Merger.  The parties will cooperate and use reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger.  At the effective time of the Bank Merger, the separate corporate existence of NewAlliance Bank will terminate.  First Niagara Bank will be the Surviving Bank and will continue its corporate existence under applicable law.  The certificate of incorporation of First Niagara Bank, as then in effect, will be the certificate of incorporation of Surviving Bank, and the by-laws of First Niagara Bank, as then in effect, will be the by-laws of Surviving Bank.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01           Conversion or Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of NAL Stock or Merger Sub Stock:

(a)           NAL Common Stock.  Subject to the provisions of this Article III, each share of NAL Common Stock (whether or not subject to restriction) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into and constitute, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in, and as adjusted pursuant to, Section 3.02, the following consideration (in the aggregate for all such shares of NAL Common Stock, the “Merger Consideration”):

(1)           for each such share of NAL Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 3.02 (a “Cash Election”), cash, without interest, in an amount equal to $14.28 (the “Cash Consideration”) (collectively, the “Cash Election Shares”);

(2)           for each such share of NAL Common Stock with respect to which an election to receive FNFG Common Stock has been effectively made and not revoked or lost pursuant to Section 3.02 (a “Stock Election”), that number of shares of FNFG Common Stock as is equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); or

(3)           for each such share of NAL Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked or lost pursuant to Section 3.02 (collectively, the “Non-Election Shares”), the Stock Consideration or Cash Consideration as is determined in accordance with Section 3.02.

(b)           Appraisal Rights.  Each issued and outstanding share of NAL Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL.  NAL shall give FNFG prompt notice upon receipt by NAL of any such demands for payment of the fair value of such shares of NAL Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and FNFG shall have the right to participate in all negotiations and proceedings with respect to any such demands.  NAL shall not, except with the prior written consent of FNFG, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Entity.  If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of NAL Common Stock shall be converted into a right to receive cash or FNFG Common Stock in accordance with the applicable provisions of this Agreement.  If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of NAL Common Stock of such holder shall be treated as a Non-Election Share.

(c)           Rights as Stockholders; Stock Transfers.  From and after the Effective Time, shares of NAL Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and holders of certificates (each, an “Old Certificate”) formerly representing shares of NAL Common Stock issued and outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders of NAL, other than rights to receive (without interest) (1) any then-unpaid dividend or other distribution with respect to such NAL Common Stock having a record date before the Effective Time and (2) the consideration to which such holders are entitled in accordance with this Article III (or as to Dissenting Shares, such rights as provided by the DGCL).  After the Effective Time, there will be no transfers of shares of NAL Common Stock on the stock transfer books of NAL or the Surviving Entity, and shares of NAL Common Stock presented to FNFG or the Surviving Entity for any reason will be canceled and exchanged in accordance with this Article III.  Notwithstanding anything in this Section 3.01 to the contrary, at the Effective Time and by virtue of the Merger, each share of NAL Common Stock beneficially owned by FNFG (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in NAL’s treasury will be canceled and retired and will cease to exist, and no shares of FNFG Stock or any other consideration will be issued or paid in exchange therefor.

(d)           Anti-Dilution Adjustments.  If FNFG changes (or the FNFG Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of FNFG Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.  If NAL changes (or the NAL Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of NAL Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

(e)           Merger Sub Stock.  Each share of Merger Sub Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Entity.

3.02           Election Procedures.

(a)           Choice of Election.   Holders of NAL Common Stock may elect to receive shares of FNFG Common Stock or cash (in either case without interest) in exchange for their shares of NAL Common Stock in accordance with the procedures set forth in this Section 3.02.  Shares of NAL Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.”  Shares of NAL Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.”  Shares of NAL Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”  Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of FNFG Common Stock with respect to such shares; provided, however, that for purposes of making the proration calculations provided for in this Section 3.02, only Dissenting Shares existing at the Effective Time shall be deemed Cash Election Shares.

(b)           Election Form.  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as NAL and FNFG shall mutually agree (“Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such other date as FNFG and NAL shall mutually agree (the “Mailing Date”) to each holder of record of NAL Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section.

3.02, (i) to elect to receive the Cash Consideration for all of the shares of NAL Common Stock held by such holder, in accordance with Section 3.01(a)(1), (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 3.01(a)(2), (iii) to elect to receive the Stock Consideration for a certain number of such holder’s shares and the Cash Consideration for all other shares of such holder’s shares (a “Mixed Election”) (all such shares together, the “Mixed Election Shares”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or FNFG Common Stock for such shares.  A holder of record of shares of NAL Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Stockholder Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of NAL Common Stock held by such Stockholder Representative for a particular beneficial owner.  Any shares of NAL Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.  All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of FNFG Common Stock, subject to Section 3.01(c) hereof; provided, however, that for purposes of making the proration calculations provided for in this Section 3.02, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c)           Effectiveness; Election Deadline.  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 25th day following the Mailing Date (or such other time and date as FNFG and NAL may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  NAL shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional Election Forms as FNFG may permit, to all persons who become holders (or beneficial owners) of NAL Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.  NAL shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of NAL Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  If an NAL stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of NAL Common Stock held by such stockholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  FNFG shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.  All Elections (whether Cash, Stock or Mixed) shall be revoked automatically if the Exchange Agent is notified in writing by FNFG or NAL, upon exercise by FNFG or NAL of its respective or their mutual rights to terminate this Agreement to the extent provided under Article VIII, that this Agreement has been terminated in accordance with Article VIII.

(d)           Stock Elections Equal to Stock Conversion Number.  Notwithstanding any other provision contained in this Agreement, the total number of shares of NAL Common Stock to be converted into the right to receive the Stock Consideration pursuant to Section 3.01(a)(2) (the “Stock Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Aggregate FNFG Share Amount by (y) the Exchange Ratio.  All of the other shares of NAL Common Stock shall be converted into Cash Consideration.

(e)           Stock Consideration Proration.  If the aggregate number of shares of NAL Common Stock with respect to which Stock Elections shall have been validly made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(f)           Cash Consideration Proration.  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(1)           If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (A) the number of Non-Election Shares held by such holder by (B) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(2)           If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(g)           Adjustment to Preserve Tax Treatment.  Notwithstanding any other provision of this Agreement to the contrary, the Aggregate FNFG Share Amount shall be increased by the Share Adjustment Amount (as defined in this Section 3.02(g)) and the Aggregate Cash Amount shall be decreased by the product of the Share Adjustment Amount and the Closing Price, where the “Share Adjustment Amount” shall be an amount equal to the increase in the Aggregate FNFG Share Amount required to secure the tax opinions required by Sections 7.02(c) and 7.03(c).  In the event that the Aggregate FNFG Share Amount and the Aggregate Cash Amount are adjusted as provided for in this Section 3.02(g), all references in this Agreement to the “Aggregate FNFG Share Amount” and the “Aggregate Cash Amount” shall refer to the Aggregate FNFG Share Amount and the Aggregate Cash Amount as adjusted in this Section 3.02(g).

(h)           Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of FNFG Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger.  Instead, FNFG will pay to each holder of NAL Common Stock who would otherwise be entitled to a fractional share of FNFG Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of FNFG Common Stock by the Closing Price.

3.03           Exchange Procedures.

(a)           Appointment of Exchange Agent.  After the Election Deadline and no later than the Closing Date and until the date that is 180 days after the Effective Time, FNFG shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by FNFG and NAL (the “Exchange Agent”) (1) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article III and (2) certificates, or at FNFG’s option, evidence of shares in book entry form, representing the shares of FNFG Common Stock (“New Certificates”), each to be given to the holders of NAL Common Stock in exchange for Old Certificates pursuant to this Article III.  On the date that is 180 days after the Effective Time, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to (or as directed by) FNFG.  Any holder of Old Certificates who has not theretofore exchanged his, her or its Old Certificates pursuant to this

Article III shall thereafter be entitled to look exclusively to FNFG, and only as a general creditor thereof, for the consideration to which he, she or it may be entitled upon exchange of such Old Certificates pursuant to this Article III.  Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b)           Exchange Procedures.  Promptly after the Effective Time, but in no event later than ten days thereafter, the Surviving Entity shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of NAL Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III.  Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a New Certificate and a check in the amount to which such holder is entitled pursuant to this Article III, and the Old Certificate so surrendered shall forthwith be canceled.  No interest will accrue or be paid with respect to any cash or other property to be delivered upon surrender of any Old Certificates.  Each of FNFG and the Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of NAL Common Stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by FNFG, the Surviving Entity or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of NAL Common Stock in respect of which the deduction and withholding was made by FNFG, the Surviving Entity or the Exchange Agent, as the case may be, and such amounts shall be delivered by FNFG, the Surviving Entity or the Exchange Agent, as the case may be, to the applicable taxing authority.

(c)           Transfer to Holder other than Existing Holder.  If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  If any New Certificate representing shares of FNFG Common Stock is to be issued in a name other than that of the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of such issuance that the Old

Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of NAL Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           Dividends.  No dividends or other distributions with a record date after the Effective Time with respect to FNFG Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III.  After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of FNFG Common Stock represented by the New Certificate.

(e)           Lost, Stolen or Destroyed Certificates.  If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by FNFG or the Exchange Agent, the posting by such person of a bond in such reasonable amount as FNFG or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, FNFG or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the shares formerly represented by such Old Certificate pursuant to this Article III.

3.04           Equity Compensation.

(a)           Stock Options.  At the Effective Time, each outstanding and unexercised option to purchase shares of NAL Common Stock (each, a “NAL Stock Option”) will cease to represent an option to purchase NAL Common Stock and will be converted automatically into an option to purchase a number of shares of FNFG Common Stock (each, a “FNFG Stock Option”) equal to the product (rounded down to the nearest whole share) of (A) the number of shares of NAL Common Stock subject to such NAL Stock Option and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such NAL Stock Option divided by (2) the Exchange Ratio.  Except as specifically provided above, following the Effective Time, each FNFG Stock Option will become fully vested, and shall otherwise continue to be governed by the same terms and conditions as were applicable under the NAL Stock Option immediately prior to the Effective Time.

(b)           NAL Awards.  At the Effective Time, each outstanding and unvested right of any kind to receive shares of NAL Common Stock and any accrued dividends thereon which has been granted under the NAL 2005 Long-Term Compensation Plan (other than any NAL Stock Option or Performance Award) (the

“NAL Awards”), will become fully vested, and will cease to represent a right to receive shares in NAL Common Stock and will be converted automatically into the right to receive the Stock Consideration in respect of each outstanding NAL Award, and any accrued dividends on such NAL Awards shall be paid in cash to the holder of such NAL Award on the Closing Date.

(c)           Performance Awards.  At the Effective Time, each outstanding Performance Award held by a participant which has been granted under the NAL 2005 Long-Term Compensation Plan (the “Performance Awards”) will become fully vested, and the participant will receive the Stock Consideration in respect of each outstanding Performance Award, multiplied by the Pro Rata Portion (as defined in the next sentence).  For purposes of the previous sentence, a “Pro Rata Portion” with respect to each participant shall mean the following:  (i) the number of shares of NAL Common Stock subject to the Performance Award awarded to such participant, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the grant date through the Effective Time, and the denominator of which is equal to the total performance period pursuant to the NAL 2005 Long-Term Compensation Plan to which such Performance Award is subject, and further multiplied by (iii) a percentage equal to the TSR Percentage (as defined in, and calculated in accordance with, the applicable NAL 2005 Long-Term Compensation Plan Award Agreement) achieved by NAL as of the Effective Time.

(d)           Notwithstanding the foregoing, each NAL Stock Option, whether or not intended to be an “incentive stock option” (as defined in Section 422 of the Code), will be adjusted in accordance with the requirements of Section 424 of the Code.

(e)           Before the Effective Time, FNFG will take all corporate action necessary to reserve for issuance a sufficient number of shares of FNFG Common Stock for delivery upon exercise of any FNFG Stock Options in accordance with this Section 3.04.

ARTICLE IV

CONDUCT OF BUSINESS PENDING MERGER

4.01           Forbearances of NAL.  NAL agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of FNFG (not to be unreasonably withheld, conditioned or delayed, it being agreed that FNFG will use reasonable best efforts to respond to any written request for consent from NAL by the close of business on the 2nd business day following receipt of such request), it will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course.  Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)           Operations.  Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c)           Governing Documents.  Amend the Governing Documents of it or any of its Subsidiaries.

(d)           Dividends, Distributions, Repurchases.  (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, provided that any such dividend shall not be in excess of the accumulated earnings and profits of the Subsidiary making the distribution, (B) regular quarterly dividends on its common stock, provided that any such dividend shall be in an amount equal to the amount paid by it during the fiscal quarter immediately preceding the date hereof, or (C) required dividends on the preferred stock of its Subsidiaries; or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock; provided further that, if the Effective Time shall not have occurred on or prior to April 30, 2011, NAL may, in the reasonable discretion of the NAL Board in accordance with applicable law, increase its quarterly dividend for the quarter ended March 31, 2011 such that its stockholders receive the quarterly dividend they would have received had the Merger been effected on March 31, 2011 and all stockholders had elected the Mixed Election.

(e)           Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or (2) except as permitted by Section 4.01(f) below, permit any additional shares of its stock to become subject to new grants.

(f)           Compensation and Benefits.  (1) Hire or promote any employee to a rank having a title of Vice President or other more senior rank, or hire any new employee at an annual rate of compensation in excess of $100,000, provided that NAL may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business, or (2) grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to make changes that are required by applicable law, (B) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (C) for (i) merit-based or annual salary increases in the ordinary course of business and in accordance with past practice, but not to exceed, (X) 3% of the aggregate annual salaries of the employees of NAL and its Subsidiaries, taken as a whole, and (Y) with respect to each employee of NAL and its Subsidiaries, 5% of such employee’s base salary, and (ii) bonuses to the extent Previously Disclosed or accrued in the ordinary course until the Effective Time or (iii) as permitted under Section 6.12, or (D) for employment arrangements for, or grants of awards to, newly-hired employees in the ordinary course and usual course of business consistent with past practices, which grants of awards (together with any grants of awards under Section 4.01(e) hereof) shall not exceed the number of shares of NAL Common Stock that are reserved for issuance between the date hereof and the Effective Time as set forth in Section 4.01(f) of the NAL Disclosure Schedule.

(g)           Benefit Plans.  Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of NAL Stock Options or other compensation or benefits payable under any Benefit Arrangement, fund or in any other way secure or fund the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as Previously Disclosed or as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, including pursuant to the terms of any Benefit Arrangement, (3) amendments that do not increase benefits or result in increased administrative costs, or (4) as permitted by Section 4.01(f) and Section 6.12.

(h)           Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice.

(i)           Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of the assets, business, deposits or properties of any other person, except in the ordinary course of business consistent with past practice.

(j)           Material Contracts; Indebtedness; Capital Expenditures.  (1) Terminate, enter into, renew, extend, amend or modify in any material respect adverse to NAL (including by way of interpretation) any Material Contract, (2) incur or guarantee any material indebtedness for borrowed money other than in the ordinary course of business consistent with past practice, or (3) make any capital expenditures in excess of $500,000 in the aggregate over the Previously Disclosed budget.

(k)           Accounting Methods.  Other than (with prior notice to FNFG) as may be required by GAAP or applicable regulatory accounting requirements, (1) implement or adopt any change in its financial or regulatory accounting principles, practices or methods or (2) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Arrangement.

(l)           Taxes.  Make or change any material Tax elections, change or consent to any change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, surrender any right to claim a refund for Taxes, or file any amended Tax Return.  Notwithstanding anything to the contrary in this Section 4.01, it and its Subsidiaries will cooperate with FNFG to maximize, and it and its Subsidiaries will use reasonable efforts to plan and implement reasonable measures intended to maximize, the value of the deferred tax assets of NAL and its Subsidiaries for the period following the Effective Time.

(m)           Claims.  Settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount and for consideration not in excess of $250,000 and that would not (1) impose any material restriction on the business of it or its Subsidiaries or, after the Effective Time, FNFG or its Subsidiaries or (2) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries or, after the Effective Time, FNFG or its Subsidiaries.

(n)           Prior Consultation Matters.  (1) Make any written communications to employees of NAL or any of its Subsidiaries pertaining to compensation and benefits to be paid as a result of the transactions contemplated by this Agreement without first providing FNFG with a copy of any such written communication and providing FNFG with a reasonable period of time to review and comment on such communication, or (2) amend, modify, enter into, renew or extend the term of any real property lease for a bank branch without first notifying and consulting with FNFG regarding its intentions with respect to such bank branch.

(o)           Adverse Actions.  Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied in a timely manner, except (with prior notice to FNFG) as may be required by applicable law or regulation.

(p)           Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02           Forbearances of FNFG.  Each of FNFG and Merger Sub agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of NAL, it will not:

(a)           Ordinary Course.  Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)           Governing Documents.  In the case of FNFG, amend its Governing Documents in a manner that would materially and adversely affect the rights and privileges of holders of FNFG Common Stock or prevent or materially impede or materially delay consummation of the transactions contemplated hereby.

(c)           Accounting Methods.  Other than (with prior notice to NAL) as may be required by GAAP or applicable regulatory accounting requirements, (1) implement or adopt any change in its financial or regulatory accounting principles, practices or methods or (2) change any actuarial or other assumptions used to calculate funding obligations with respect to any FNFG Benefit Arrangement.

(d)           Adverse Actions.  Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied in a timely manner, except (with prior notice to NAL) as may be required by applicable law or regulation.

(e)           Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Notwithstanding anything in this Section 4.02 to the contrary, FNFG may make dispositions and acquisitions and agree to issue capital stock in connection therewith, provided that such actions would not reasonably be expected to present a material risk that the Closing Date will be delayed or that the Requisite Regulatory Approvals will be delayed or be materially more difficult to obtain or would, or be reasonably likely to, prevent or materially impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01           Disclosure Schedules.  Before entry into this Agreement, FNFG and Merger Sub delivered to NAL a schedule and NAL delivered to FNFG and Merger Sub a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or Section 5.04, as applicable, or to one or more of its covenants contained in Articles IV or VI; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or that such item is reasonably likely to result in a Material Adverse Effect with respect to such party or was required to be disclosed therein.

5.02           Standard.  For all purposes of this Agreement, no representation or warranty of NAL or FNFG contained in Section 5.03 or 5.04, as applicable (other than (i) the representations and warranties contained in Sections 5.03(g)(3)(B) and 5.04(g)(2)(B), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 5.03(b), 5.04(b), 5.03(e)(1) and 5.04(e)(1), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04 (except for Sections 5.03(g)(1) and 5.04(g)(1), read for this purpose without regard to any individual reference to materiality), as applicable, has had or is reasonably likely to have a Material Adverse Effect with respect to NAL or FNFG, as the case may be.

5.03           Representations and Warranties of NAL.  Except as Previously Disclosed, NAL hereby represents and warrants to FNFG and Merger Sub as follows:

(a)           Organization, Standing and Authority.  It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.  It has made available to FNFG a complete and correct copy of its Governing Documents, each as amended to the date hereof, and such Governing Documents are in full force and effect.

(b)           NAL Capital Stock.  The authorized capital stock of NAL consists of 190,000,000 shares of NAL Common Stock and 38,000,000 shares of NAL Preferred Stock.  As of the date of this Agreement, 105,077,475 shares of NAL Common Stock and no shares of NAL Preferred Stock were outstanding, and 16,408,655 shares of NAL Common Stock were held as treasury shares.  As of the date of this Agreement, no more than 7,621,945 shares of NAL Common Stock are subject to NAL Stock Options or other Rights in respect of NAL Common Stock, and no more than 4,911,600 shares of NAL Common Stock were reserved for future grants under the NAL Stock Plans.  The outstanding shares of NAL Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  Upon any issuance of any shares of NAL Common Stock in accordance with the terms of the NAL Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.  Except as set forth above and except for shares issuable pursuant to the NAL Stock Plans, as of the date of this Agreement, there are no shares of NAL Stock reserved for issuance, NAL does not have any Rights outstanding with respect to NAL Stock, and NAL does not have any commitment to authorize, issue or sell any NAL Stock or Rights, except pursuant to this Agreement, outstanding NAL Stock Options and the NAL Stock Plans.  As of the date of this Agreement, NAL has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of NAL Stock.  With respect to each NAL Stock Option and other Right in respect of NAL Common Stock, NAL has Previously Disclosed the recipient, the date of grant, the number of shares of NAL Common Stock, the exercise price, if applicable, and any vesting schedule.  Each NAL Stock Option (1) was granted in compliance with all applicable laws and all the terms and conditions of the NAL Stock Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of NAL Common Stock at the close of business on the date of such grant or the immediately preceding date, (3) has a grant date identical to the date on which the NAL Stock Option was actually granted, and (4) qualifies for the tax and accounting treatment afforded to such NAL Stock Option in NAL’s Tax Returns and NAL’s financial statements, respectively.

(c)           Subsidiaries.  NAL has Previously Disclosed a list of all of its Subsidiaries.

(1)           (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(2)           Each of its Subsidiaries has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.  Each Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act.

(3)           It has Previously Disclosed a list of all equity securities that it and its Subsidiaries own, control or hold for its own account, and neither it nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any person.  It has Previously Disclosed a list of all bonds, debentures, notes or other similar obligations that it and its Subsidiaries have issued.

(d)           Power.  It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)           Authority.

(1)           It has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement.  Subject only to the adoption of this Agreement by the holders of a majority of the outstanding shares of NAL Common Stock at a stockholders’ meeting duly called and held for such purpose (the “NAL Requisite Vote”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action.  This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)           The NAL Board has (A) unanimously determined that the Merger is fair to, and in the best interests of, NAL and its stockholders, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby and resolved to recommend (the “NAL Recommendation”) adoption of this Agreement to the holders of NAL Common Stock, and (B) directed that this Agreement be submitted to the holders of NAL Common Stock for their adoption.  The NAL Board has taken all action so that FNFG and Merger Sub will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with NAL (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(f)           Regulatory Approvals; No Defaults.

(1)           No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act and applications and notices to the Connecticut Department of Banking, (B) filings of applications and notices with, and receipt of approvals or nonobjections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations, (C) filing of the Registration Statement and the Joint Proxy/Prospectus with the SEC and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (D) the filing of the Certificate of Merger and (E) such filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

(2)           Subject to receipt of the regulatory consents and approvals referred to in the preceding paragraph, the expiration of related waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, its or any of its Subsidiaries’ Governing Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3)           As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

(g)           Financial Reports and Regulatory Documents; Material Adverse Effect.

(1)           Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2008 and 2009, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2007 under the Securities Act or under the Exchange Act (collectively, “NAL SEC Filings”), in the form filed with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the statements of financial position contained in or incorporated by reference into any such NAL SEC Filing (including the related notes and schedules thereto) fairly presented in all material respects its financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such NAL SEC Filings (including any related notes and schedules thereto) fairly presented in all material respects the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.  Its reserves for possible loan repurchases have been established in conformity with GAAP, sound banking practices and applicable law and are reasonable in view of the amount and character of the loans or other extensions of credit which have been sold, the loans or other extensions of credit which have been repurchased or are in process of being repurchased, the loans or other extensions of credit which have been identified as being at risk of repurchase, potential losses related to current and future repurchased loans or other extensions of credit, current economic conditions and other relevant factors.

(2)           It and its Subsidiaries have no liabilities, whether or not accrued, contingent or otherwise, other than those reflected or reserved against in its balance sheets (and the notes thereto) included in the NAL SEC Filings filed prior to the date of this Agreement and those incurred in the ordinary course of business consistent with past practice since June 30, 2010.

(3)           Since June 30, 2010, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(4)           It has made available to FNFG true, correct and complete copies of all written correspondence between the SEC and it and any of its Subsidiaries occurring since December 31, 2008 and prior to the date hereof.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the NAL SEC Filings.

(h)           Litigation.  There is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (1) that involves a Governmental Authority, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, FNFG’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by it, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

(i)           Regulatory Matters.  Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any special procedures or restrictions imposed by any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of it or any of its Subsidiaries.  There are no formal or informal investigations relating to any regulatory matters pending before any Governmental Authority with respect to it or its Subsidiaries.

(j)           Compliance with Laws.  It and each of its Subsidiaries:

(1)           has, since January 1, 2008, conducted its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto (including the rules and regulations of applicable self-regulatory organizations) or to the employees conducting such businesses;

(2)           has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3)           has received, since January 1, 2008, no written or, to its knowledge, other notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, rules or ordinances which such Governmental Authority enforces; (B) threatening to revoke any license, franchise, permit or authorization of a Governmental Authority (including with respect to FDIC deposit insurance); (C) requiring it or any of its Subsidiaries (i) to enter into or consent to the issuance of any written order, decree, agreement, memorandum of understanding or similar arrangement, commitment letter or similar submission, or extraordinary supervisory letter, or (ii) to adopt any policy, procedure or resolution of its board of directors or similar undertaking, which restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends or any other policy or procedure; (D) constituting a Wells Notice; or (E) imposing or threatening to impose any monetary penalty;

(4)           is not subject to any pending, or to its knowledge, threatened, investigation, review or disciplinary proceedings by any Governmental Authority against either of it or any of its Subsidiaries or any director, officer or employee thereof; and

(5)           has no reason to believe that any facts or circumstances exist that would cause it or any of its Subsidiaries to be deemed (A) to be operating or to have operated in violation of the Bank Secrecy Act, the USA PATRIOT Act, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (B) not to be in compliance with the applicable privacy and customer information requirements contained in any applicable law; or (C) to be operating or to have operated in violation of any fair lending or other discrimination-related statute, rule or regulation.

(k)           Material Contracts; Defaults.

(1)           Except for those agreements and other documents filed as exhibits or incorporated by reference to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or filed or incorporated in any other NAL SEC Filing filed since December 31, 2009 and prior to the date hereof or as Previously Disclosed, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not filed with the SEC, a “Material Contract”):  (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (B) that (i) obligates it or any of its Subsidiaries to conduct business with another person on an exclusive basis or restricts the ability of it or any of its Subsidiaries to conduct business with any person, (ii) limits, contains language that limits or would limit in any respect the manner in which, or the localities in which, any business of it or its affiliates is or could be conducted or the types of business that it or its affiliates conduct or may conduct, (iii) limits, contains language that limits or would limit in any way the ability of it or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of FNFG or any of its affiliates to do so; (C) to which any affiliate, officer, director, employee or consultant of it or any of its Subsidiaries is a party or beneficiary (except with respect to Loans to directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements and Benefit Arrangements); (D) for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for, or that creates future payment obligations in excess of, either (i) annual payments of $500,000 or more, or (ii) aggregate payments of $1,000,000 or more; or (e) that was not entered into in the ordinary course of business or that is material to it or its financial condition or results of operations.

(2)           Each Material Contract is a valid and legally binding agreement of it or one of its Subsidiaries, as applicable, and, to its knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms and is in full force and effect.  Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l)           Benefit Arrangements.

(1)           All Benefit Arrangements are Previously Disclosed.  True and complete copies of all Benefit Arrangements, including any trust instruments and insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Arrangements, and all amendments thereto have been made available to FNFG.

(2)           All Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance, in form and operation, with their terms and ERISA, the Code and other applicable laws (including with respect to non-discrimination requirements, fiduciary duties and required regulatory filings).  Each Benefit Arrangement which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and NAL is not aware of any circumstances reasonably likely to result in the loss of the qualification of any such Pension Plan under Section 401(a) of the Code.  Neither NAL nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject NAL or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  Neither NAL nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(3)           No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with NAL under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  It and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.  No notices have been required to be sent to participants and beneficiaries or the Pension Benefit

Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(4)           All contributions required to be made under each Benefit Arrangement, as of the date hereof, have been timely made or have been reflected in the consolidated financial statements filed with the NAL SEC Filings.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.  No Pension Plan is in “at risk” status within the meaning of Section 303 of ERISA.

(5)           Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then-current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(6)           As of the date hereof, there is no pending or, to its knowledge threatened, litigation relating to the Benefit Arrangements.  Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement.  It or its Subsidiaries may amend or terminate any such Benefit Arrangement at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7)           There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (A) entitle any employees of it or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Arrangements, (C) limit or restrict the right of it or, after the consummation of the transactions contemplated hereby, NAL to merge, amend or terminate any of the Benefit Arrangements or (D) result in payments under any of the

Benefit Arrangements which would not be deductible under Section 162(m) or Section 280G of the Code.

(8)           Each Benefit Arrangement which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (A) has been operated and maintained in material compliance with Section 409A of the Code since January 1, 2009, and (B) has been operated and maintained in good faith compliance with Section 409A of the Code for all applicable periods at all times prior to January 1, 2009.

(m)           Taxes.

(1)           All Tax Returns that are required to be filed or delivered (taking into account any extensions of time within which to file or deliver) by or with respect to it and its Subsidiaries have been duly and timely filed or delivered, and all such Tax Returns are complete and accurate in all respects.

(2)           All Taxes shown to be due on the Tax Returns referred to in clause (1) or that are otherwise due and payable by it or its Subsidiaries have been paid in full.

(3)           All Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable.

(4)           No extensions or waivers of statutes of limitation for the assessment of Taxes have been given by or requested in writing with respect to any of its U.S. federal, state, local or foreign income Taxes or those of its Subsidiaries.

(5)           None of the Tax Returns referred to in clause (1) is currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign taxing authority and neither it nor its Subsidiaries has received written notice from any taxing authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns is pending or threatened.

(6)           No deficiencies have been asserted or assessments made against it or its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in clause (1).

(7)           No claim has been made against it or its Subsidiaries by any taxing authorities in a jurisdiction where it or its Subsidiaries does not file Tax Returns that it or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(8)           It has made provision in accordance with GAAP, in the financial statements included in the NAL SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its NAL SEC Filings filed before the date hereof.

(9)           As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(10)           No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(11)           Neither it nor any of its Subsidiaries has been a party to any distribution occurring prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(12)           Neither it nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authorities.

(13)           Neither it nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which NAL was the common parent, (B) has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (C) is a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes.

(14)           Neither it nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(1), and neither it nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111(b)(1) of the Code.

(n)           Books and Records.  Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies of any kind contained or reflected therein.

(o)           Takeover Laws and Provisions.  It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”).  It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Governing Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(p)           Labor Matters.  Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date hereof, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(q)           Environmental Matters.  There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other Governmental Authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Authority, imposing liability or obligation under or in respect of any Environmental Law; to its knowledge, there are, and have been, no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its Subsidiaries); and to its knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

(r)           Reports.  Since January 1, 2008, it and each of its Subsidiaries has filed all reports, registrations and statements in a reasonably timely manner, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law with (A) the Federal Reserve Board, (B) the FDIC and (C) any other applicable Governmental Authorities (collectively, the “NAL Reports”).  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each NAL Report (including the financial statements, exhibits and schedules therein) complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.  All fees and assessments due and payable in connection with the NAL Reports have been timely paid.

(s)           Intellectual Property.

(1)           It and its Subsidiaries own, or are licensed or otherwise possess sufficient rights to use, all Intellectual Property (including the IT Assets) that is owned or used by it and its Subsidiaries in their respective businesses (“NAL Intellectual Property”).  Neither it nor any of its Subsidiaries has (A) licensed any NAL Intellectual Property in source code form to any person or (B) entered into any exclusive agreements relating to the licensing of NAL Intellectual Property owned by it or its Subsidiaries.

(2)           To the knowledge of NAL, neither it or nor any of its Subsidiaries have infringed or otherwise violated the Intellectual Property rights of any third person.  There is no claim asserted, or to its knowledge threatened, against it and its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any NAL Intellectual Property.

(3)           To the knowledge of NAL, no third person has infringed, misappropriated or otherwise violated NAL Intellectual Property rights.  There are no claims asserted or threatened by it or its Subsidiaries, or decided by them to be asserted or threatened, that (A) any person infringed or otherwise violated any NAL Intellectual Property rights; or (B) any person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any NAL Intellectual Property rights.

(4)           It and its Subsidiaries have taken reasonable measures to protect (A) all trade names, trademarks and service marks that are owned, used or held by them and (B) the confidentiality of all Trade Secrets that are owned, used or held by it or its Subsidiaries, and to its knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.  All Intellectual Property developed for or on behalf of it or its Subsidiaries has been assigned to it or its Subsidiaries.

(5)           The IT Assets operate and perform in accordance with their documentation and functional specifications and otherwise as required by it and its Subsidiaries in connection with its business. To its knowledge, no person has gained unauthorized access to the IT Assets.  NAL and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices.

(t)           Properties.

(1)           It and each of its Subsidiaries own good and marketable title to, or have the valid rights to use under a lease or license, all the assets and rights used in the operation of their respective businesses as conducted since December 31, 2009, free and clear of any Liens.  Such assets and rights constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary for the operation of such businesses as conducted prior to the date hereof by it and its Subsidiaries.

(2)           Except as Previously Disclosed, no current or former officer or director of it or any of its Affiliates, or “associate” or member of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act) of any such officer or director, has any material interest in any property (whether real or personal, tangible or intangible) or contract used in or pertaining to the business of it or any of its Subsidiaries.

(u)           Insurance.  It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets.  Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.

(v)           Investment Adviser Subsidiaries.  Other than NewAlliance Investment, Inc. (the “Advisory Entity”), neither it nor any of its Subsidiaries provides investment management, investment advisory and sub-advisory services.  None of it or its Subsidiaries provide any investment management or investment advisory or sub-advisory services to any Advisory Client that is registered as an investment company under the Investment Company Act of 1940.  The Advisory Entity has been since January 1, 2008 and is in compliance with each Advisory Contract to which it is a party, and each Advisory Contract (A) has been duly authorized, executed and delivered by the Advisory Entity; (B) is a valid and legally binding agreement, enforceable against the Advisory Entity; and (C) complies in all respects with applicable law.  The accounts of each Advisory Client subject to ERISA have been managed since January 1, 2008 by the Advisory Entity in compliance with the applicable requirements of ERISA. Neither the Advisory Entity nor any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of the Advisory Entity is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.  It has made available to FNFG true and correct copies of the current Uniform Application for Investment Advisor Registration on Form ADV for the Advisor Entity (“Form ADV”), and such Form ADV is in compliance with applicable law.

(w)           Broker-Dealer Activities.  Neither it nor any of its Subsidiaries is, nor is any affiliate of any of them, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, or performing similar functions under the Laws of other jurisdictions, and there is no reasonable basis for, or proceeding or written notice of investigation by any Governmental Authority, whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation.  It has made available to FNFG true and correct copies of the current Uniform Application for Broker-Dealer Registration on Form BD for Advisory Entity, which is in compliance with applicable law.

(x)           Accounting and Internal Controls.

(1)           The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  It and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  It has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(2)           NAL’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective.  It has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the NAL Board:  (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(3)           Since December 31, 2007, (A) neither it nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(y)           Derivatives.  All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect.  Neither it nor its Subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.  The financial position of NAL and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in the books and records of NAL and such Subsidiaries in accordance with GAAP consistently applied.

(z)           Fiduciary Commitments and Duties.  It and each of its Subsidiaries is empowered and authorized under applicable law to exercise all trust powers necessary to conduct its business.  It and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations (including ERISA and all orders, agreements, trusts, wills, contracts, appointments, indentures, plans, arrangements, instruments and common law standards).  Neither it nor its Subsidiaries, nor any of their respective current or former directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account.

(aa)           Loan Portfolio.

(1)           Neither it nor any of its Subsidiaries is a party to any written or oral (A) Loans, other than any Loan the unpaid principal balance of which does not exceed $3 million, under the terms of which the obligor was, as of June 30, 2010, over 90 days or more delinquent in payment of principal or interest or, to its knowledge, in default of any other provision, or (B) Loans in excess of $1 million with any director, executive officer or five percent or greater stockholder of it or any of its Subsidiaries, or to its knowledge, any affiliate of any of the foregoing.  It has Previously Disclosed (X) all of the Loans in current principal amount in excess of $1 million that, as of June 30, 2010, were classified by it as “Other Loans Specially Mentioned,”

“Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (Y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of it and its Subsidiaries that, as of June 30, 2010, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (Z) each asset of it or any of its Subsidiaries that, as of June 30, 2010, was classified as “Other Real Estate Owned” and the book value thereof, it being understood and agreed that the Loans referenced in clauses (X) and (Y) of this sentence include any Loans so classified by any Governmental Authority.  NAL shall provide, on a monthly basis, a schedule of Loans that become classified in the manner described in the previous sentence, or any Loan the classification of which is changed to a lower classification or to “Other Real Estate Owned,” after the date of this Agreement.

(2)           Each Loan in current principal amount in excess of $1 million (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records as secured Loans, has been secured by valid Liens which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3)           There are no outstanding Loans made by NAL or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Board of Governors of the Federal System) of NAL or its Subsidiaries, other than loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(bb)           Financial Advisors, Etc.  None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, NAL has retained JPMorgan Securities, Inc. as its financial advisor, and a true and complete copy of its arrangements with JPMorgan Securities, Inc. has been disclosed to FNFG prior to the date hereof.  As of the date hereof, NAL has received the written opinion of JPMorgan Securities, Inc. to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of NAL Common Stock, and a true and complete copy of such opinion has been delivered to FNFG.

(cc)           Transactions with Affiliates.  There are no agreements, contracts, plans, arrangements or other transactions between NAL or any of its Subsidiaries, on the one hand, and any (1) officer or director of NAL or any of its Subsidiaries, (2)

record or beneficial owner of five percent (5%) or more of the voting securities of NAL, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) any other affiliate of NAL, on the other hand, except those of a type available to employees of NAL generally.

(dd)           Reorganization Treatment.  As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.04           Representations and Warranties of FNFG.  Except as Previously Disclosed, FNFG hereby represents and warrants to NAL as follows:

(a)           Organization, Standing and Authority.  It and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of FNFG and Merger Sub is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)           Capital Stock.

(1)           The authorized capital stock of FNFG consists of 500,000,000 shares of FNFG Common Stock and 50,000,000 shares of FNFG Preferred Stock.  As of the close of business on August 12, 2010, 215,105,569 shares of FNFG Common Stock and no shares of FNFG Preferred Stock were outstanding, and 6,086,155 shares of FNFG Common Stock were held as treasury shares.  As of the date of this Agreement, no more than 4,424,355 shares of FNFG Common Stock are subject to FNFG Stock Options or other Rights in respect of FNFG Common Stock, and no more than 2,795,465 shares of FNFG Common Stock were reserved for future grants under the FNFG Stock Plans.  The outstanding shares of FNFG Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  Except as set forth above and except for shares issuable pursuant to the FNFG Stock Options and FNFG Stock Plans, as of the date of this Agreement, there are no shares of FNFG Stock reserved for issuance, FNFG does not have any Rights outstanding with respect to FNFG Stock, and FNFG does not have any commitment to authorize, issue or sell any FNFG Stock or Rights, except pursuant to this Agreement, outstanding FNFG Stock Options and the FNFG Stock Plans.

(2)           The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share (“Merger Sub Stock”), of which 10 shares are outstanding and held of record by FNFG.

(3)           The shares of FNFG Common Stock to be issued in the Merger have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(c)           Subsidiaries.

(1)           (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(2)           Each of its Subsidiaries has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.  Each Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act.

(d)           Power.  It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Each of it and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)           Authority.

(1)           Each of it and Merger Sub has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement.  Subject only to the approval of the issuance of FNFG Common Stock pursuant to this Agreement by the holders of a majority of shares voting at a stockholders’ meeting duly called and held for such purpose (the “FNFG Requisite Vote”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of it and Merger Sub.  This Agreement is its and Merger Sub’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)           The FNFG Board has (A) unanimously approved this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby and resolved to recommend (the “FNFG Recommendation”) that the holders of FNFG Common Stock vote in favor of the issuance of FNFG Common Stock required to be issued pursuant to Article III (the “FNFG Stock Issuance”) and (B) directed that the FNFG Stock

Issuance be submitted to the holders of FNFG Common Stock for their approval.

(f)           Regulatory Approvals; No Defaults.

(1)           No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by it or Merger Sub in connection with the execution, delivery or performance by it and Merger Sub of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act and applications and notices to the Connecticut Department of Banking, (B) filings of applications and notices with, and receipt of approvals or nonobjections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations, (C) filing of the Registration Statement and the Joint Proxy/Prospectus with the SEC and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (D) the filing of the Certificate of Merger and (E) such filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

(2)           Subject to receipt of the regulatory consents and approvals referred to in the preceding paragraph, the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or Merger Sub or to which it or Merger Sub or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, its or Merger Sub’s Governing Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3)           As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

(g)           Financial Reports and Regulatory Documents; Material Adverse Effect.

(1)           Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2008 and 2009, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Significant Subsidiaries (but including Merger Sub) subsequent to December 31, 2007 under the Securities Act or under the Exchange Act (collectively, the “FNFG SEC Filings”), in the form filed with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the statements of financial position contained in or incorporated by reference into any such FNFG SEC Filing (including the related notes and schedules thereto) fairly presented in all material respects its financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such FNFG SEC Filings (including any related notes and schedules thereto) fairly presented in all material respects the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2)           Since June 30, 2010, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(3)           It has made available to NAL true, correct and complete copies of all written correspondence between the SEC and it and any of its Subsidiaries occurring since December 31, 2008 and prior to the date hereof.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FNFG SEC Filings.

(h)           Litigation.  There is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Significant Subsidiaries (but including Merger Sub) (and it is not aware of any basis for any such suit, action or proceeding) (1) that involves a Governmental Authority, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or (B) reasonably likely to prevent or delay it or Merger Sub from performing its or Merger Sub’s obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by it, any of its Significant Subsidiaries or the assets of it or any of its Significant Subsidiaries.

(i)           Regulatory Matters.  Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any special procedures or restrictions imposed by any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of it or any of its Subsidiaries.  There are no formal or informal investigations relating to any regulatory matters pending before any Governmental Authority with respect to it or its Subsidiaries.

(j)           Compliance with Laws.  FNFG and each of its Subsidiaries:

(1)           has, since January 1, 2008, conducted its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto (including the rules and regulations of applicable self-regulatory organizations) or to the employees conducting such businesses;

(2)           has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3)           has received, since January 1, 2008, no written or, to its knowledge, other notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, rules or ordinances which such Governmental Authority enforces; (B) threatening to revoke any license, franchise, permit or authorization of a Governmental Authority (including with respect to FDIC deposit insurance); (C) requiring it or any of its Subsidiaries (i) to enter into or consent to the issuance of any written order, decree, agreement, memorandum of understanding or similar arrangement, commitment letter or similar submission, or extraordinary supervisory letter, or (ii) to adopt any policy, procedure or resolution of its board of directors or similar undertaking, which restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends or any other policy or procedure; (D) constituting a Wells Notice; or (E) imposing or threatening to impose any monetary penalty;

(4)           is not subject to any pending, or to its knowledge, threatened, investigation, review or disciplinary proceedings by any Governmental Authority against either of it or any of its Subsidiaries or any director, officer or employee thereof; and

(5)           has no reason to believe that any facts or circumstances exist that would cause it or any of its Subsidiaries to be deemed (A) to be operating or to have operated in violation of the Bank Secrecy Act, the USA PATRIOT Act, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (B) not to be in compliance with the applicable privacy and customer information requirements contained in any applicable law; or (C) to be operating or to have operated in violation of any fair lending or other discrimination-related statute, rule or regulation.

(k)           Material Contracts.  Except for those agreements and other documents filed as exhibits or incorporated by reference to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or filed or incorporated in any other FNFG SEC Filing filed since December 31, 2009 and prior to the date hereof or as Previously Disclosed, neither FNFG nor any FNFG Subsidiary is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of FNFG or any FNFG Subsidiary, (ii) any agreement which by its terms limits the payment of dividends by FNFG or any FNFG Subsidiary or (iii) any “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S—K.

(l)           FNFG Benefit Arrangements.

(1)           All FNFG Benefit Arrangements are Previously Disclosed.  True and complete copies of all FNFG Benefit Arrangements, including any trust instruments and insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any FNFG Benefit Arrangements, and all amendments thereto have been made available to NAL.

(2)           All FNFG Benefit Arrangements, other than Multiemployer Plans, are in substantial compliance, in form and operation, with their terms and ERISA, the Code and other applicable laws (including with respect to non-discrimination requirements, fiduciary duties and required regulatory filings).  Each FNFG Benefit Arrangement that is a Pension Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and FNFG is not aware of any circumstances reasonably likely to result in the loss of the qualification of any such Pension Plan under Section 401(a) of the Code.  Neither FNFG nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject FNFG or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  Neither FNFG nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(3)           No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any of its ERISA Affiliates.  It and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.  No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(4)           All contributions required to be made under each FNFG Benefit Arrangement, as of the date hereof, have been timely made or have been reflected in the consolidated financial statements filed with the FNFG SEC Filings.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.  No Pension Plan is in “at risk” status within the meaning of Section 303 of ERISA.

(5)           Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then-current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(6)           As of the date hereof, there is no pending or, to its knowledge threatened, litigation relating to the FNFG Benefit Arrangements.  Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any FNFG Benefit Arrangement or collective bargaining agreement.  It or its Subsidiaries may amend or terminate any such FNFG Benefit Arrangement at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7)           There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any FNFG Benefit Arrangement which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (A) entitle any employees of it or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the FNFG Benefit Arrangements, or (C) result in payments under any of the FNFG Benefit Arrangements which would not be deductible under Section 162(m) or Section 280G of the Code.

(8)           Each FNFG Benefit Arrangement which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (A) has been operated and maintained in material compliance with Section 409A of the Code since January 1, 2009, and (B) has been operated and maintained in good faith compliance with Section 409A of the Code for all applicable periods at all times prior to January 1, 2009.

(m)           Taxes.

(1)           All Tax Returns that are required to be filed or delivered (taking into account any extensions of time within which to file or deliver) by or with respect to it and its Subsidiaries have been duly and timely filed or delivered, and all such Tax Returns are complete and accurate in all respects.

(2)           All Taxes shown to be due on the Tax Returns referred to in clause (1) or that are otherwise due and payable by it or its Subsidiaries have been paid in full.

(3)           All Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable.

(4)           No extensions or waivers of statutes of limitation for the assessment of Taxes have been given by or requested in writing with respect to any of its U.S. federal, state, local or foreign income Taxes or those of its Subsidiaries.

(5)           None of the Tax Returns referred to in clause (1) is currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign taxing authority and neither it nor its Subsidiaries has received written notice from any taxing authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns is pending or threatened.

(6)           No deficiencies have been asserted or assessments made against it or its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in clause (1).

(7)           No claim has been made against it or its Subsidiaries by any taxing authorities in a jurisdiction where it or its Subsidiaries does not file Tax Returns that it or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(8)           It has made provision in accordance with GAAP, in the financial statements included in the FNFG SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its FNFG SEC Filings filed before the date hereof.

(9)           As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(10)           No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(11)           Neither it nor any of its Subsidiaries has been a party to any distribution occurring prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(12)           Neither it nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authorities.

(13)           Neither it nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which FNFG was the common parent, (B) has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (C) is a party to or bound by any Tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes.

(14)           Neither it nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(1), and neither it nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111(b)(1) of the Code.

(n)           Books and Records.  Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies of any kind contained or reflected therein.

(o)           Reports.  Since January 1, 2008, FNFG and each of its Subsidiaries has filed all reports, registrations and statements in a reasonably timely manner, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law with (A) the Federal Reserve Board, (B) the FDIC, (C) the Office of the Comptroller of the Currency and (D) any other applicable Governmental Authorities (collectively, the “FNFG Reports”).  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each FNFG Report (including the financial statements, exhibits and schedules therein) complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.  All fees and assessments due and payable in connection with the FNFG Reports have been timely paid.

(p)           Properties.

(1)           It and each of its Subsidiaries own good and marketable title to, or have the valid rights to use under a lease or license, all the assets and rights used in the operation of their respective businesses as conducted since December 31, 2009, free and clear of any Liens.  Such assets and rights constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary for the operation of such businesses as conducted prior to the date hereof by it and its Subsidiaries.

(2)           Except as Previously Disclosed, no current or former officer or director of it or any of its Affiliates, or “associate” or member of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act) of any such officer or director, has any material interest in any property (whether real or personal, tangible or intangible) or contract used in or pertaining to the business of it or any of its Subsidiaries.

(q)           Insurance.  It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets.  Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.

(r)           Accounting and Internal Controls.

(1)           The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  It and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  It has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(2)           FNFG’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective.  It has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the FNFG Board:  (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(3)           Since December 31, 2007, (A) neither it nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(s)           Derivatives.  All Derivative Contracts, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect.  Neither it nor its Subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.  The financial position of FNFG and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in the books and records of FNFG and such Subsidiaries in accordance with GAAP consistently applied.

(t)           Financial Advisors, Etc.  None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, FNFG has retained Sandler O’Neill & Partners, L.P. as its financial advisor.  As of the date hereof, FNFG has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of the opinion, the Merger Consideration to be paid by FNFG to the stockholders of NAL is fair from a financial point of view to FNFG, and a true and complete copy of such opinion has been delivered to NAL.

(u)           Reorganization Treatment.  As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v)           Aggregate Cash Consideration.  FNFG will have available to it, as of the Effective Time, sufficient funds to pay the aggregate cash payments required under Article III.

ARTICLE VI

COVENANTS

6.01           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of FNFG, Merger Sub and NAL will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with the other parties to that end.

6.02           Stockholder Approvals.

(a)           The NAL Board will submit to its stockholders this Agreement and any other matters required to be approved or adopted by such stockholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, NAL will take, in accordance with applicable law and its Governing Documents, all action necessary or appropriate to convene a meeting of its holders of NAL Common Stock (including any adjournment or postponement, the “NAL Meeting”), as promptly as practicable after the Registration Statement is declared effective, to consider and vote upon adoption of this Agreement and to cause such vote to be taken.  NAL and the NAL Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the DGCL, including by recommending that its stockholders vote in favor of this Agreement, and NAL and the NAL Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the NAL Recommendation to the NAL stockholders (an “Adverse Recommendation”).  However, if, prior to the time the NAL Requisite Vote is obtained, the NAL Board, after consultation with outside counsel, determines in good faith that, because of the receipt of an Acquisition Proposal that the NAL Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under the DGCL to continue to recommend this Agreement to its stockholders in light of such Acquisition Proposal, then, in submitting this Agreement at the NAL Meeting, the NAL Board may do one or more of the following:  (1) submit this Agreement without recommendation (although the resolutions adopting the NAL Recommendation prior to the date hereof may not be rescinded or amended), in which event the NAL Board may communicate the basis for its lack of a recommendation to the stockholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; or (2) make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation; provided that the NAL Board may not take any particular action described in clauses (1) or (2) of this sentence without (X) giving FNFG prior written notice of the proposed action (which notice shall also include notice of the Acquisition Proposal and the latest terms and conditions of and the identity of the person(s) making the Acquisition Proposal) and (Y) giving FNFG five (5) business days to respond to such Acquisition Proposal.  In determining whether to make an Adverse Recommendation in response to any Acquisition Proposal, the NAL Board will take into account any amendment or modification to this Agreement proposed by FNFG in response thereto as well as any other information provided by FNFG.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.02(a).

(b)           The FNFG Board will submit to its stockholders the matters required to be approved or adopted by such stockholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, FNFG will take, in accordance with applicable law and its Governing Documents, all action necessary or appropriate to convene a meeting of its holders of FNFG Common Stock (including any adjournment or postponement, the “FNFG Meeting”), as promptly as practicable after the Registration Statement is declared effective, to consider and vote upon the approval of the FNFG Stock Issuance and to cause such vote to be taken.  FNFG and the FNFG Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the FNFG Stock Issuance required by the rules of the NASDAQ, including by recommending that its stockholders vote in favor of such issuance, and FNFG and the FNFG Board will not withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the FNFG Recommendation to the FNFG stockholders.  However, if, prior to the time the FNFG Requisite Vote is obtained, the FNFG Board, after consultation with outside counsel, determines in good faith that it would result in a violation of its fiduciary duties under the DGCL to continue to recommend the FNFG Stock Issuance, then, in submitting the FNFG Stock Issuance at the FNFG Meeting, the FNFG Board may do one or more of the following:  (1) submit the FNFG Stock Issuance without recommendation (although the resolutions adopting the FNFG Recommendation prior to the date hereof may not be rescinded or amended), in which event the FNFG Board may communicate the basis for its lack of a recommendation to the stockholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; or (2) withdraw, qualify or adversely modify (or publicly propose or resolve to withdraw, qualify or adversely modify) the FNFG Recommendation to the FNFG stockholders.

(c)           The parties shall cooperate to schedule and convene the NAL Meeting and the FNFG Meeting on the same date.

6.03           SEC Filings.

(a)           FNFG and NAL will cooperate in ensuring that all required SEC filings are timely and properly made.  FNFG will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by FNFG with the SEC in connection with the FNFG Stock Issuance, and the parties will jointly prepare the proxy statement and prospectus and other proxy solicitation materials of NAL to be filed with the SEC and included in the Registration Statement (the “Joint Proxy/Prospectus”), as well as any other related documents.  Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy/Prospectus, and FNFG and NAL will file the Registration Statement, including the Joint Proxy/Prospectus in preliminary form, with the SEC as promptly as reasonably practicable.  After filing the Registration Statement, the parties will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and, upon the Registration Statement being declared effective, the parties will mail the Joint Proxy/Prospectus to their respective stockholders as promptly as practicable thereafter.  The parties will use reasonable best efforts to maintain the effectiveness of the Registration Statement until the Effective Time.  Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy/Prospectus and the

Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC.  FNFG also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby.  Each party agrees to furnish for inclusion in the Registration Statement and the Joint Proxy/Prospectus all information concerning it, its Subsidiaries, officers, directors and stockholders as may be required by applicable law in connection with the foregoing.

(b)           FNFG and NAL each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy/Prospectus and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the NAL Meeting and the FNFG Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  FNFG and NAL each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy/Prospectus or the Registration Statement.

(c)           FNFG will advise NAL, promptly after FNFG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNFG Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the Joint Proxy/Prospectus or for additional information.

6.04           Press Releases and Other Communications.  FNFG and NAL will consult with each other before issuing any press release, written and broadly disseminated employee communication, written stockholder communication or other public announcements with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement that is required to be filed under applicable securities laws and will not issue any such release, communication or other announcement or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release, communication or other announcement or make such public statement as may be required by applicable law or securities exchange rules.  The parties shall provide to each other any press release, written and broadly disseminated employee communication, other written stockholder communication or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement that is not required to be filed under applicable securities laws at or about the time such communication is made.

6.05           Access; Information.

(a)           Each of FNFG and Merger Sub, on the one hand, and NAL, on the other hand, agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it will furnish promptly to such other party (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.  None of FNFG, Merger Sub or NAL or any of their respective Subsidiaries will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any provisions of applicable law or any binding agreement with any third party.  The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b)           Each party will hold any information that is nonpublic and confidential in accordance with the confidentiality provisions of the Confidentiality Agreement.

(c)           No investigation by any party of the business and affairs of the other party, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

6.06           Acquisition Proposals.

(a)           NAL will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers and directors not to and will use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents, advisors and other Representatives and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event, prior to the time the NAL Requisite Vote is obtained but not after, (1) NAL receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than FNFG, and (2) the NAL Board concludes in good faith (A) that such Acquisition Proposal constitutes a Superior

Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would result in a violation of the directors’ fiduciary duties under the DGCL, NAL may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to those contained in the Confidentiality Agreement (except that NAL may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to NAL if and only if it first waives or similarly modifies the standstill provision in the Confidentiality Agreement).  NAL will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than FNFG with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.  NAL will promptly (within one business day) advise FNFG following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep FNFG apprised of any related developments, discussions and negotiations (including the terms and conditions of such Acquisition Proposal) on a current basis.

(b)           Nothing contained in this Agreement shall prevent NAL or the NAL Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable law or the NYSE or the NASDAQ rules, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.07           [RESERVED].

6.08           Takeover Laws and Provisions.  No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.  No party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.09           Exchange Listing and De-Listing.  FNFG will use reasonable best efforts to cause the shares of FNFG Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.04 hereof to be approved for quotation on the NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.  Prior to the Closing Date, NAL will cooperate with FNFG and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the NAL Common Stock from the NYSE and the deregistration of the NAL Common Stock under the Exchange Act as promptly as reasonably practicable after the Effective Time.

6.10           Regulatory Applications.

(a)           FNFG and NAL and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable.  Each of FNFG, Merger Sub and NAL will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all substantive written information submitted to any Governmental Authority in connection with the Requisite Regulatory Approvals.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)           FNFG and NAL will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Governmental Authority in connection with the transactions contemplated by this Agreement.

6.11           Indemnification.

(a)           Following the Effective Time, to the fullest extent permitted by law, FNFG will: (1) indemnify, defend and hold harmless the present and former directors, officers and employees of NAL and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts as incurred, in connection with any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation, whether arising before or after the Effective Time and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or actions or omissions occurring at or before the Effective Time (including the transactions contemplated by this Agreement), and shall advance expenses as incurred, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification; (2) honor any existing, Previously Disclosed agreements relating toindemnity; and (3) for six years after the Effective Time, maintain in effect provisions in the Surviving Entity’s certificate of incorporation and bylaws (or in such document of any successor to the business of the Surviving Entity) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to their intended beneficiaries than the provisions set forth in Annex 1.

(b)           Prior to the Effective Time, NAL shall, or, if NAL is unable to, FNFG shall, as of the Effective Time obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time with respect to directors’ and officers’ liability insurance for the present and former officers and directors of NAL or any of its Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement).  Such “tail” insurance policy will contain coverage, amounts, terms and conditions, no less advantageous to such officers and directors than the coverage currently provided by NAL.  If NAL (or FNFG) for any reason cannot obtain such “tail” insurance policies as of the Effective Time, FNFG shall obtain comparable insurance for such six-year period with coverage, amounts, terms and conditions no less advantageous to such officers and directors than the coverage currently provided by NAL.  Notwithstanding anything in this Section 6.11, in no case will FNFG be obligated to make annual premium payments for any such “tail” insurance or comparable insurance policies to the extent such premiums exceed 250% of the premiums paid as of the date hereof by NAL for such insurance (“NAL’s Current Premium”); if any such premiums at any time exceed 250% of NAL’s Current Premium, then FNFG will cause to be maintained policies of insurance which, in FNFG’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of NAL’s Current Premium.

(c)           Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify FNFG; provided that failure so to notify will not affect the obligations of FNFG under Section 6.11(a) except to the extent that FNFG is actually prejudiced as a consequence.

(d)           If FNFG or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, FNFG will cause proper provision to be made so that the successors and assigns of FNFG will assume the obligations set forth in this Section 6.11.

(e)           The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.12           Benefit Plans.

(a)           From the Effective Time, FNFG shall provide the employees of NAL and its Subsidiaries (the “Covered Employees”) with employee benefit plans, programs and arrangements that are substantially similar to those provided to similarly situated employees of FNFG and its Subsidiaries.

(b)           FNFG shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation and vesting (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by FNFG or any of its Subsidiaries in which Covered Employees are eligible to participate, for all actual periods of employment with NAL or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time, (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of FNFG or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time, (3) give credit for deductibles and eligible out-of-pocket expenses incurred (upon receipt of necessary documentation) towards deductibles and out-of-pocket maximums during the portion of the plan year in which the Effective Time occurs, and (4) give credit for accrued vacation and sick days during the period commencing on the beginning of the year in which the Effective Time occurs until the Effective Time, as provided under the NAL Benefit Arrangements under the FNFG Benefit Arrangements for the year in which the Effective Time occurs.  Notwithstanding any other provision of this Section 6.12, this Section 6.12(b) shall not apply with respect to the FNFG Employee Stock Ownership Plan.

(c)           NAL shall terminate the NAL Employee Stock Ownership Plan (the “ESOP”) immediately prior to the Effective Time.  In conjunction with such termination, all unallocated shares held as collateral pursuant to the ESOP necessary to retire the ESOP’s debt will be converted into treasury shares of NAL, and NAL will take all necessary actions to extinguish the balance (if any) of any ESOP loans outstanding as of the Closing Date.  The accounts of all participants and beneficiaries in the ESOP shall become fully vested upon termination of the ESOP.  In the event of such termination of the ESOP, then as soon as practicable following the receipt of an IRS favorable determination letter in relation to the termination of the ESOP, the account balances in the ESOP shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(d)           If requested by FNFG in writing, NAL shall cause the NAL 401(k) Savings Plan (the “NAL Plan”) to be terminated effective immediately prior to the Closing Date.  In the event of such termination of the NAL Plan, then as soon as administratively practicable following the receipt of an IRS favorable determination letter in relation to the termination of the NAL Plan from NAL, the account balances of all participants and beneficiaries in the NAL Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

FNFG agrees to permit Covered Employees to roll over their account balances in the NAL Plan to the FNFG 401(k) Plan.

(e)           Immediately prior to the Closing Date, NAL shall take all necessary actions to cease any additional benefit accruals pursuant to the Employees Retirement Plan of NAL.

(f)           FNFG and NAL may wish to provide retention bonuses to employees of NAL who remain employed at NAL through the Effective Time, or at FNFG for an interim period following the Effective Time through conversion.  FNFG and NAL will mutually agree as to each NAL employee eligible to receive a retention bonus and the amount of each such retention bonus.  The aggregate amount of such retention bonuses may be up to $2 million.

(g)           Prior to the Closing Date, NAL shall amend Section 6.01 of the NAL Severance Plan (the “Severance Plan”) to provide that in the event of a change in control (as defined in the Severance Plan), the Severance Plan may not be terminated or amended to reduce the benefits provided under the Severance Plan for a period of 12 months from the Closing Date, except as set forth in Section 8.08 of the Severance Plan, and except that any NAL employee whose employment terminates within 12 months after the Closing Date and who is entitled to receive benefits under the Severance Plan shall receive benefits under the Severance Plan as in effect as of the date of any such employee’s termination of employment.

(h)           FNFG agrees to provide outplacement services to eligible Covered Employees who are terminated by FNFG or its affiliates following the Merger due to relocation or consolidation of operations in accordance with the terms and conditions of the FNFG Benefit Arrangements.

(i)           Except as Previously Disclosed, FNFG agrees to honor the terms of all NAL Benefit Arrangements Previously Disclosed, with certain of the payments under such Benefit Arrangements to be accelerated as Previously Disclosed.  FNFG agrees that completion of the Merger will constitute a “Change in Control” for purposes of the NAL Benefit Arrangements.

6.13           Notification of Certain Matters.  FNFG and NAL will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.14           Financial Statements and Other Current Information.  As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, NAL will furnish to FNFG (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of NAL and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, (c) any reports provided to the NAL Board or any committee thereof relating to the financial performance and risk management of NAL or any of its Subsidiaries, and (d) information regarding Loans in accordance with a template to be mutually agreed to by the parties.

6.15           Section 16 Matters.  Prior to the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of NAL Common Stock or conversion of any derivative securities in respect of shares of NAL Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16           FNFG Board; Regional Matters.

(a)           FNFG Board.  FNFG will increase the size of the FNFG Board and fill the vacancies created by such increase by appointing three current directors of NAL, selected in consultation with the NAL Board, to the FNFG Board as of the Effective Time.  One of the NAL directors so appointed will also be appointed to the FNFG Board’s Executive Committee.

(b)           Regional Advisory Board.  As promptly as practicable following the Effective Time, FNFG will invite all members of the NAL Board as of the date of this Agreement (other than those members who are elected to the FNFG Board) to serve as paid members of a regional advisory board, the function of which will be to advise First Niagara Bank with respect to deposit and lending activities in NewAlliance Bank’s former market area and to maintain and develop customer relationships.

(c)           Regional Market Center.  FNFG agrees to name the location at 195 Church Street to be the location of FNFG’s regional market center as of the Effective Time.

6.17           Charitable Donation.  Following the Closing, FNFG will make a donation of $7,500,000 to the FNFG Foundation in order to support the market areas served by NewAlliance Bank prior to the date of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of FNFG, NAL and Merger Sub to consummate the Merger is subject to the fulfillment or written waiver by FNFG, Merger Sub and NAL before the Effective Time of each of the following conditions:

(a)           Stockholder Approvals.  This Agreement will have been duly adopted and approved by the requisite vote of the holders of the NAL Common Stock.  The requisite approval of the stockholders of FNFG shall have been received for the FNFG Stock Issuance.

(b)           Regulatory Approvals.  All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on, or requirement of, such approval that would, after the Effective Time, restrict or burden FNFG (i) in connection with the transactions contemplated hereby or (ii) with respect to the business or operations of FNFG, in any manner in the case of either (i) or ii) that would have a Material Adverse Effect on FNFG.

(c)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

(d)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)           Listing.  The shares of FNFG Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.02           Conditions to NAL’s Obligation.  NAL’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by NAL before the Effective Time of each of the following conditions:

(a)           FNFG’s and Merger Sub’s Representations and Warranties.  The representations and warranties of FNFG and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and NAL shall have received a certificate, dated the Closing Date, signed on behalf of FNFG by a senior executive officer of FNFG to that effect.

(b)           Performance of FNFG’s Obligations.  Each of FNFG and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and NAL shall have received a certificate, dated the Closing Date, signed on behalf of FNFG by a senior executive officer of FNFG to that effect.

(c)           Opinion of Tax Counsel.  NAL shall have received an opinion of Hinckley, Allen & Snyder LLP dated the Closing Date and based on facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Hinckley, Allen & Snyder LLP will be entitled to receive and rely upon customary certificates and representations of officers of FNFG, Merger Sub and NAL.

7.03           Conditions to FNFG’s and Merger Sub’s Obligation.  Each of FNFG’s obligation and Merger Sub’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by FNFG, before the Effective Time of each of the following conditions:

(a)           NAL’s Representations and Warranties.  The representations and warranties of NAL in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and FNFG shall have received a certificate, dated the Closing Date, signed on behalf of NAL by a senior executive officer of NAL to that effect.

(b)           Performance of NAL’s Obligations.  NAL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and FNFG and Merger Sub shall have received a certificate, dated the Closing Date, signed on behalf of NAL by a senior executive officer of NAL to that effect.

(c)           Opinion of Tax Counsel.  FNFG shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of FNFG, Merger Sub and NAL.

ARTICLE VIII

TERMINATION

8.01           Termination.  This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by FNFG or by NAL, as applicable, whether prior to or after any stockholder approval:

(a)           Mutual Agreement.  With the mutual agreement of the other party.

(b)           Breach.  Upon 30 days’ prior written notice of termination, if there has occurred and is continuing:  (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII and such breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c)           Adverse Action.

(1)          By FNFG, if (A) the NAL Board submits this Agreement to its stockholders without a recommendation for approval or the NAL Board otherwise makes an Adverse Recommendation (or publicly proposes or resolves to make an Adverse Recommendation); (B) the NAL Board recommends (or discloses its intention to recommend) to its stockholders an Acquisition Proposal other than the Merger; or (C) the NAL Board commences to negotiate or authorizes the conduct of negotiations with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining or clarifying the terms of such Acquisition Proposal and determining whether the NAL Board will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger.

(2)          By NAL, if (A) (i) the FNFG Board submits the FNFG Stock Issuance to its stockholders without a recommendation for approval or (ii) the FNFG Board withdraws, qualifies or adversely modifies (or publicly proposes or resolves to withdraw, qualify or adversely modify) the FNFG Recommendation to the FNFG stockholders, and (B) the FNFG stockholders do not approve the FNFG Stock Issuance.

(d)           Delay.  If the Effective Time has not occurred by the close of business on June 30, 2011; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(e)           Denial of Regulatory Approval.  If the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, nonappealable action of such Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

(f)           Decline in Value of FNFG Common Stock.  By NAL, if the NAL Board so determines by a majority vote of the members of the entire NAL Board, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)           The FNFG Market Value on the Determination Date is less than $10.22; and

(2)           the number obtained by dividing the FNFG Market Value on the Determination Date by the Initial FNFG Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences.  If NAL elects to exercise its termination right pursuant to this Section 8.01(f), it shall give prompt written notice thereof to FNFG.  During the five business day period commencing with its receipt of such notice, FNFG shall have the option of paying additional Merger Consideration by increasing the Exchange Ratio to equal the number obtained by dividing (1) the Cash Consideration by the greater of (B) (i) the product of 0.80 and the Initial FNFG Market Value or (ii) the product obtained by multiplying the Index Ratio by the Initial FNFG Market Value.  If within such five business day period, FNFG delivers written notice to NAL that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 8.01(f), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:

“Acquisition Transaction” means (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial FNFG Market Value” means $12.78, adjusted as indicated in the last sentence of this Section 8.01(f).

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index.

“Final Index Price” means the sum of the Final Prices of each company comprising the Index.

“Final Price,” with respect to any company belonging to the Index, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

“FNFG Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of FNFG Common Stock as reported on the NASDAQ for the ten consecutive trading days immediately preceding such specified date.

If FNFG or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(f).

8.02           Effect of Termination and Abandonment.  If this Agreement is terminated and the Merger is abandoned, no party will have any liability or further obligation under this Agreement; provided, however, that, except as set forth in Section 8.03(b), nothing contained herein shall relieve a party from liability for any breach by it of this Agreement and except that Section 6.05(b), this Section 8.02, Section 8.03 and Article IX will survive termination of this Agreement.

8.03           Termination Fee.

(a)           NAL shall pay to FNFG, by wire transfer of immediately available funds, $60,000,000 (the “Termination Fee”) as follows:

(1)           in the event that FNFG shall terminate this Agreement pursuant to Section 8.01(c)(1)(A) or (B), NAL shall pay to FNFG the Termination Fee no later than the second business day following such termination; or

(2)           in the event that (A) FNFG shall terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(c)(1)(C) or either of FNFG or NAL shall terminate this Agreement pursuant to Section 8.01(d), and (B) at any time after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal with respect to NAL shall have been made public and not withdrawn or abandoned, and (C) following the announcement of such Acquisition Proposal, NAL shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, then NAL shall pay to FNFG the Termination Fee (x) if such breach was other than one described in the succeeding clause (y) of this sentence, and only if an Acquisition Proposal with respect to NAL is consummated, or a definitive agreement is entered into by NAL with respect to an Acquisition Proposal with respect to NAL, within 15 months from the date of such termination, no later than the fifth business day after such Acquisition Proposal is consummated, or (y) if such breach was a knowing, intentional, willful or material breach of Sections 6.01, 6.02(a), 6.03(a), 6.06(a), 6.08 or 6.10, on the second business day immediately following such termination.

(b)           In the event that NAL shall terminate this Agreement pursuant to Section 8.01(c)(2), FNFG shall pay to NAL the Termination Fee by wire transfer of immediately available funds no later than the second business day following such termination.

(c)           NAL and FNFG acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement.  The amounts payable by NAL and FNFG pursuant to Section 8.03(a) and (b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.  In the event that either party fails to pay when due any amounts payable under this Section 8.03, then (1) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.01           Survival.  The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article III, Sections 6.05(b), 6.11, 6.12, 6.16 and 6.17 and this Article IX).

9.02           Waiver; Amendment.  The conditions to each party’s obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law.  No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.  Before the Effective Time, the parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, except to the extent that any such amendment would violate Delaware or U.S. law or require resubmission of this Agreement to the stockholders of NAL or FNFG.

9.03           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.04           Counterparts.  This Agreement may be executed in any number of separate counterparts, each such counterpart will be deemed to be an original instrument and all such counterparts will together constitute the same agreement.  The execution and delivery of this Agreement may be effected by telecopier or any other electronic means such as e-mail.

9.05           Governing Law; Waiver of Jury Trial.  This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.06           Submission to Jurisdiction; Waivers.  Each of FNFG, NAL and Merger Sub hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined exclusively in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York.

9.07           Expenses.  Subject to Section 8.03, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.08           Notices.  All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to FNFG or Merger Sub, to:

First Niagara Financial Group, Inc.
762 Exchange Street, Suite 618
Buffalo, New York  14210
Attention:  Ollie Sommer, Corporate Development
Facsimile:  (716) 819-5157

and

First Niagara Financial Group, Inc.
762 Exchange Street, Suite 618
Buffalo, New York  14210
Attention:  John Mineo, SVP, General Counsel & Corporate Secretary
Facsimile:  (716) 819-5158

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:  H. Rodgin Cohen, Esq.
                    Mitchell S. Eitel, Esq.
Facsimile:  (212) 558-3588

If to NAL, to:

NewAlliance Bancshares, Inc.
195 Church Street
Hartford, CT 06501
Attention:  Peyton R. Patterson, Chairman, President and CEO
Facsimile:  (203) 773-9539

with a copy to:

Hinckley, Allen & Snyder LLP
20 Church Street
Hartford, CT 06103-1221
Attention:  William W. Bouton, Esq.
                     Margaret D. Farrell, Esq.
Facsimile:  (860) 278-3802

9.09           Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of FNFG, NAL and Merger Sub regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement; provided that it will not impair the rights of FNFG to make a response or propose amendments or modifications as contemplated by the final proviso to Section 6.02(a).  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement.  Notwithstanding Section 9.01 or any other provision hereof (other than Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated), nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than FNFG, NAL and Merger Sub.

9.10           Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of FNFG or NAL) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.  Prior to the termination of this Agreement in accordance with its terms, the absence of a vote, approval or adoption by the stockholders of NAL will not render invalid or inoperative any provision hereof not specifically required to be contained in a plan of merger to be adopted by such stockholders pursuant to the DGCL.

9.11           Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to revise the structure of the Merger and related transactions, provided that each of the transactions comprising the revised structure (1) does not change the amount or form of consideration to be received by the stockholders of NAL and the holders of NAL Stock Options, (2) does not adversely affect the tax consequences to the stockholders of NAL, (3) is reasonably capable of consummation in as timely a manner as the structure contemplated herein, (4) does not, and is not reasonably likely to, otherwise cause the conditions set forth in Sections 7.02(c) and 7.03(c) to not be capable of being fulfilled and (5) is not otherwise prejudicial to the interests of the stockholders of either NAL or FNFG.  This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure.

[THE NEXT PAGE IS A SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

NEWALLIANCE BANCSHARES, INC.
By: /s/ Peyton R. Patterson
Name: Peyton R. Patterson
Title: Chairman, President and Chief Executive Officer

FIRST NIAGARA FINANCIAL GROUP, INC.
By: /s/ John R. Koelmel
Name: John R. Koelmel
Title: President and Chief Executive Officer

FNFG MERGER SUB, INC.
By: /s/ John R. Koelmel
Name: John R. Koelmel
Title: President

Annex 1
Surviving Entity Certificate of Incorporation

FIRST.  The name of the corporation is NewAlliance Bancshares, Inc. (hereinafter referred to as the “Corporation”).

SECOND.  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the registered agent at that address is The Corporation Trust Company.

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH.  The total number of shares which the Corporation shall have authority to issue is 100 shares of Common Stock, and the par value of each of such shares is $0.01.

FIFTH.  The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.

SIXTH.  Elections of directors of the Corporation need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

SEVENTH.  Any action required or permitted to be taken by the holders of Common Stock of the Corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.

EIGHTH.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.  No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

NINTH.

A.
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article NINTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

B.
The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under Section B of this Article NINTH or otherwise.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.
If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law.  Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise, shall be on the Corporation.

D.
The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, by-laws, agreement, vote of stockholders or otherwise.

E.
The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F.
The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

G.
Notwithstanding any other provision set forth in this Article NINTH, in no event shall any payments made by the Corporation pursuant to this Article NINTH exceed the amount permissible under applicable state or federal law, including but not limited to the limitations on indemnification imposed by Section 18(k) of the Federal Deposit Insurance Act and the regulation issued thereunder by the Federal Deposit Insurance Corporation.